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Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM HOLDING CORP. ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK BY SELLING STOCKHOLDERS

        HOUSTON, December 11, 2014 /BUSINESSWIRE/—Mattress Firm Holding Corp. (the "Company") (NASDAQ:MFRM) today announced the pricing of the public offering by certain of its stockholders (the "Selling Stockholders") of 2,185,130 shares of the Company's common stock. The shares of common stock will be sold at a public offering price of $61.50 per share. The Selling Stockholders have also granted the underwriter a 30-day option to purchase up to an additional 327,769 shares of common stock on the same terms and conditions. The offering is expected to close on December 16, 2014.

        The Company is not selling any shares of common stock in the offering and will not receive any proceeds from the sale of common stock by the Selling Stockholders.

        Barclays Capital Inc. is acting as book-running manager of the offering.

        The Company has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus supplement, the accompanying prospectus, the registration statement and the documents that the Company has filed with the SEC and which are incorporated by reference therein for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from:

              Barclays Capital Inc.
              c/o Broadridge Financial Solutions
              1155 Long Island Avenue
              Edgewood, NY 11717
              Email: Barclaysprospectus@broadridge.com
              Phone: 1 (888) 603-5847

        This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Mattress Firm

        Houston-based Mattress Firm is one of the nation's leading specialty bedding retailers, offering a broad selection of both traditional and specialty mattresses from leading manufacturers, bedding accessories and related products.

Forward-Looking Statements

        This press release contains forward-looking statements relating to the offering and participation of selling stockholders in the offering. These forward-looking statements involve risks and uncertainties, including the Company's ability to complete the offering in its expected timeframe or at all. Additional risks are discussed in the Company's filings with the SEC, including those appearing under the heading "Item 1A. Risk Factors" in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

Investor Relations Contact: Brad Cohen, ir@mattressfirm.com, 713-343-3652
 Media Contact: Joanna Singleton, jsingleton@jacksonspalding.com, 214-269-4401

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5815 Gulf Freeway • Houston, TX • 77023 • Phone: 713-923-1090 • Fax: 713-923-1096

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  Exhibit 99.1
MATTRESS FIRM HOLDING CORP. ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK BY SELLING STOCKHOLDERS